CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 27, 2020

Board of Directors of CityZenith Holdings, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated January 30, 2020, with respect to the balance sheets of CityZenith Holdings, Inc. as of December 31, 2018 and 2017 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, CA

February 27, 2020